Exhibit 99.1

NUTRISYSTEM, INC. REPORTS RESULTS FOR

THIRD QUARTER 2006

  Reports Q3 Revenues of $155 Million; EPS of $.63

  Raises Full Year Guidance

Horsham, PA -- October 24, 2006--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced results for the third quarter ended September 30, 2006, including:

  An increase of 141% in revenue to $155,258,000 in the third quarter 2006 compared to $64,518,000 in revenue in the third quarter of 2005;
  Revenue in the first nine months of 2006 increased 204% to $434,640,000 compared to $142,889,000 in the first nine months of 2005;
  Growth in operating income to $36,678,000 (23.6% of revenues) in the third quarter of 2006 compared to operating income of $11,115,000 (17.2% of revenues) in the third quarter of 2005. Results in the third quarter 2006 reflect $677,000 of share-based expense which was not included in expense prior to 2006;
  Operating income in the first nine months of 2006 grew 335% to $102,887,000 compared to $23,635,000 in the same period in 2005; and
  An increase of 225% in net income to $23,398,000 or $0.63 per diluted share in the third quarter 2006 compared to net income of $7,195,000 or $0.19 per diluted share in the third quarter of 2005.

"The third quarter results are a testament to the strength of the business and business model," said Michael J. Hagan, Chairman, President and Chief Executive Officer. "NutriSystem delivered the best financial results of the year and we're pleased with every important financial and operating metric in the business."

"In addition, the women's market segment continues to deliver impressive numbers, and the men's segment for the third quarter was almost 30% of total new customers acquired. The momentum we've already built in the men's market is a clear signal to us that it will be a large business for us in the years to come," continued Mr. Hagan.

Direct channel revenue reached $143,547,000 in the third quarter of 2006, a 149% increase over the same period in 2005. The Company added approximately 235,000 Direct channel new customers, a 104% increase from approximately 115,000 new customers in the third quarter 2005.

"In the third quarter, we advertised aggressively to increase our brand awareness and acceptance amongst men. As such, customer acquisition cost for the quarter was $145, which was in line with our expectations," said James D. Brown, Executive Vice President and Chief Financial Officer. "We increased our overall marketing spend by $19,175,000 compared to third quarter last year while at the same time we maintained very attractive customer acquisition costs for both our men's and women's market segments."

"Profitability continues to strengthen. Year over year, third quarter gross margin increased by 3.2% percentage points and operating margin jumped by 6.4% percentage points," continued Mr. Brown. "The operating leverage is particularly impressive in light of the level of media spending and high new customer growth."

"The business generated substantial operating cash flow as well. We repurchased 896,700 shares of common stock in the quarter for an aggregate purchase price of $45 million (average share price of $50.59), and we were still able to end the quarter with $5 million more than we started," concluded Mr. Brown.

Fourth Quarter and Full Year 2006 Outlook

For the fourth quarter of 2006, the Company estimates that revenue will be between $123 and $128 million, an increase of at least 77% year over year. Diluted earnings per share are expected to be between $0.45 and $0.48, including an estimated $0.01 of share-based expense. Furthermore, the Company expects to add at least 155,000 new Direct channel customers in the fourth quarter of 2006.

For the full year 2006, the Company estimates that revenue will be between $558 and $563 million, an increase of at least 163% from 2005. Diluted earnings per share are expected to be between $2.21 and $2.24 including an estimated $0.09 of share-based expense.

"Our plans for 2007 include the introduction of a variety of new foods, a soon-to-be launched seniors marketing campaign and incessant focus on growing our women's and men's business. NutriSystem continues to be in high-growth mode and now with our proven ability to identify and penetrate new market segments, we're excited about our prospects for 2007," Mr. Hagan concluded.

Conference Call and Webcast

Management will host a conference call and simultaneous webcast to discuss third quarter 2006 financial results today at 5:00 PM Eastern time. The conference call will include remarks about the quarter and the Company's outlook from members of the NutriSystem senior management team including Chairman, President and Chief Executive Officer Michael Hagan, Executive Vice President and Chief Marketing Officer Tom Connerty, and Executive Vice President and Chief Financial Officer James D. Brown. Interested parties may participate in the conference call by dialing 866-314 9013 (international: 617-213 8053) and entering access code 89906501, 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available through November 24, 2006, by dialing 888-286-8010 (international: 617-801-6888) and entering access code 14535937. A webcast of the conference call will also be available for one year under the investor information section of NutriSystem's website, www.nutrisystem.com.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the fourth quarter of 2006 and the full year 2006, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@thepiacentegroup.com

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)
	Three Months Ended September 30, __________________________		Nine Months Ended September 30, _______________________
	2006	2005	2006	2005

REVENUE	$ 155,258	$ 64,518	$ 434,640	$ 142,889

COSTS AND EXPENSES:
Cost of revenue	73,697	32,697	210,876	74,021
Marketing	34,143	14,968	87,829	31,870
General and administrative	10,025	5,506	31,215	12,784
Depreciation and amortization	715	232	1,833	579
Total costs and expenses	118,580	53,403	331,753	119,254
Operating income	36,678	11,115	102,887	23,635
INTEREST INCOME, net	1,061	330	2,529	390
Income before income taxes	37,739	11,445	105,416	24,025
INCOME TAXES	14,341	4,250	39,893	9,282
Net income	$ 23,398	$ 7,195	$ 65,523	$ 14,743

BASIC INCOME PER SHARE	$ 0.65	$ 0.21	$ 1.83	$ 0.46
DILUTED INCOME PER SHARE	$ 0.63	$ 0.19	$ 1.76	$ 0.42

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	35,833	34,309	35,855	32,196
Diluted	37,117	36,957	37,239	35,045

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands except share and per share amounts)
	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 5,637	$ 3,902
Marketable securities	96,080	42,066
Trade receivables	11,314	7,517
Inventories	26,691	34,153
Deferred income taxes	2,786	1,577
Other current assets	3,157	4,281
Total current assets	145,665	93,496

FIXED ASSETS, net	8,670	6,002
IDENTIFIABLE INTANGIBLE ASSETS, net	1,215	1,351
GOODWILL	465	465
DEFERRED INCOME TAXES	1,017	5,787
OTHER ASSETS	326	145
	$ 157,358	$ 107,246
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of note payable and capital lease obligation	$ 178	$ 171
Accounts payable	30,068	25,886
Accrued payroll and related benefits	4,743	963
Accrued income taxes	6,246	 ~~---~~
Other current liabilities	980	1,006
Total current liabilities	42,215	28,026
NON-CURRENT LIABILITIES	425	254
Total liabilities	42,640	28,280

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value (5,000,000 shares authorized, no shares issued and outstanding)	--	--
Common stock, $.001 par value (100,000,000 shares authorized; shares issued and outstanding-- 35,446,228 at September 30, 2006 and 35,432,055 at December 31, 2005)	35	35
Additional paid-in capital	49,378	79,149
Retained earnings (accumulated deficit)	65,305	(218) ,475)
Total stockholders' equity	114,718	78,966
	$ 157,358	$ 107,246

NUTRISYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

Nine Months Ended September 30, ~~-----------------------------------------~~
2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 65,523	$ 14,743
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	1,833	579
Accrued interest income	(614)	(296)
Imputed interest expense	11	15
Loss on disposal of fixed assets	4	8
Share-based expense	4,625	109
Deferred tax expense	3,561	2,652
Tax benefit from stock option exercises	--	3,518
Changes in operating assets and liabilities-
Trade receivables	(3,797)	(5,297)
Inventories	7,462	(7,962)
Other assets	943	(197)
Accounts payable	4,182	12,317
Accrued payroll and related benefits	3,780	2,496
Accrued income taxes	6,246	2,747
Other liabilities	(327)	(170)
Net cash provided by operating activities	93,432	25,262
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(102,000)	(45,150)
Sales of marketable securities	48,600	~~---~~
Capital additions	(4,396)	(2,251)
Net cash used in investing activities	(57,796)	(47,401)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares	~~---~~	25,399
Purchase of common shares	(45,368)	~~---~~
Tax benefit from stock option exercises	8,756	~~---~~
Exercise of stock options	2,711	1,762
Net cash (used in) provided by financing activities	(33,901)	27,161
NET CHANGE IN CASH AND CASH EQUIVALENTS	1,735	5,022
CASH AND CASH EQUIVALENTS, beginning of period	3,902	4,201
CASH AND CASH EQUIVALENTS, end of period	$ 5,637	$ 9,223